Exhibit 99.1

ITT Tops Third-Quarter Earnings Forecast and Raises Full-Year Adjusted Guidance

  Third-quarter revenue of $2.6 billion was consistent with prior year, coupled with significant order growth in the quarter.
  Net income rose to $145 million, or $0.78 per share, which includes the impacts of an increase in net asbestos liability and a gain on the sale of CAS, Inc.
  Adjusted earnings from continuing operations rose to $1.08 per share in the third quarter of 2010, up 6 percent from the year-ago period and topping guidance.
  Strong year-to-date cash from operations of $654 million, and free cash flow of $480 million.
  Company is positioned to achieve record level of adjusted earnings. Full-year 2010 adjusted earnings per share guidance midpoint raised to $4.30.

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--October 29, 2010--ITT Corporation (NYSE: ITT) today reported 2010 third-quarter revenue of $2.6 billion and net income of $145 million, or $0.78 per share. Income from continuing operations was $12 million, or $0.07 per share. Excluding the impact of special items, income from continuing operations for the quarter was $200 million, or $1.08 per share, representing 6 percent year-over-year growth.

“Our outstanding results this quarter reflect strong revenue growth in our commercial businesses and excellent operating performance by our teams across the company. Our focused productivity and cost management programs more than offset the headwinds of higher commodity pricing and foreign exchange,” said Steve Loranger, ITT’s chairman, president and chief executive officer. “We are seeing excellent order intake in our Defense & Information Solutions group, with some key strategic wins that we believe position us well for the future. Our Fluid Technology and Motion & Flow Control markets continue to strengthen across the majority of our product categories and geographic regions, and we continue to see strong performance in emerging markets.”

During the quarter, the company completed the acquisition of Godwin Pumps and announced plans to acquire O.I. Corporation and SRA International’s Airport Operations Solutions group. The sale of CAS, Inc. was also completed in the third quarter.

“Our ongoing strategy to further align our business portfolio with macro growth trends is progressing nicely,” Loranger said. “We are very pleased that the investments we have made in the Fluid Technology business, including the acquisitions of the analytics business and Godwin Pumps, are exceeding our expectations; and we are expanding in important growth markets. Our balance sheet remains strong, and we believe we are very well positioned to continue to invest in our businesses while generating sustainable future earnings growth.”

Year-to-date cash from operations was $654 million. Free cash flow, representing cash from operations less capital expenditures, was $480 million; and the company projects it will exceed its full-year cash flow conversion target, which is 100 percent of income from continuing operations adjusted for non-cash special items.

In the third quarter of 2010, ITT completed its first annual review and update of its net asbestos liability and increased the balance to reflect recent data that point to higher expected net costs over the next 10 years. Third-quarter 2010 results reflect an after-tax charge of $198 million, or $1.07 per share, related to the net liability increase. Currently, this charge is not projected to materially impact the company's ten-year forecasted operating annual cash flows.

In addition, the company recognized an after-tax gain of $152 million, or $0.82 per share, from the divestiture of CAS, Inc. This gain partially offset the charge related to the net asbestos liability.

Third-Quarter Segment Results

Defense & Information Solutions

  The Defense business ended the quarter with solid backlog and excellent order growth rates in the quarter. Third-quarter 2010 revenue for the Defense segment was $1.4 billion, down 9 percent compared with the year-ago period. The third-quarter revenue decline was partially driven by anticipated declines in counter improvised explosive device units and tactical radios and a decline in revenue related to software engineering services. In addition, there were lower shipments on firm orders of night vision goggles, which were delayed into the fourth quarter. This was partially offset by growth in special purpose jammers, radar, composite structures and increased activity under the Automatic Dependent Surveillance-Broadcast (ADS-B) air-traffic control program. Organic orders were up 100 percent on a sequential basis and increased 25 percent compared with the prior-year period, driven by orders for tactical radios in Iraq, commercial imaging satellites and new service contracts.
  Strong productivity and cost reductions in the segment were offset by lower volume, resulting in an 11 percent decrease in third-quarter operating income to $178 million.

Fluid Technology

  Third-quarter 2010 Fluid Technology revenue of $920 million was up 11 percent on a year-over-year basis, primarily driven by acquisitions. Organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) was up 3 percent, as a result of significant global municipal market growth, solid residential performance in North America and growth across emerging markets. Organic orders for the segment were up 5 percent, largely driven by residential growth in the Americas, improvements in emerging markets for oil and gas projects and strong Industrial Process business growth in North America.
  Third-quarter segment operating income was $116 million, up 7 percent from the comparable prior-year period, driven by productivity and revenue strength which offset the impact of unfavorable foreign exchange and rising commodity costs.

Motion & Flow Control

  Third-quarter 2010 revenue for the Motion & Flow Control segment grew 17 percent on a comparable prior-year basis to $360 million. Organic revenue was up 22 percent, driven by improvements in auto, connectors, and general industrial markets as well as growth in emerging markets. Organic orders were up 20 percent on strong demand in connectors, automotive and aerospace, beverage growth in emerging markets, and general industrial strength.
  Operating income of $45 million was up 13 percent, driven by increased revenue as well as strong productivity.

Guidance

The company is increasing its guidance for full-year 2010 adjusted earnings per share to a range of $4.28 to $4.32, compared with a previous forecast of $4.08 to $4.18. The new midpoint of $4.30 represents 15 percent growth compared with the prior year.

Revenue for the full year is expected to grow approximately 4 percent to $11 billion. Organic revenue is expected to grow 2 percent.

Based on current order patterns, the company projects 2010 Defense & Information Solutions revenue for the full year to decline 1 percent. Fluid Technology 2010 revenue is expected to grow 8 percent, and organic revenue for the segment is expected to grow 1 percent. In Motion & Flow Control, total revenue is expected to grow 15 percent, and organic revenue is expected to grow 18 percent.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. Eastern Daylight Time to review third-quarter performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company reported 2009 revenue of $10.9 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act"). These forward-looking statements include statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: Economic, political and social conditions in the countries in which we conduct our businesses; Changes in U.S. or international government defense budgets; Declines in consumer spending; Sales and revenues mix and pricing levels; Availability of adequate labor, commodities, supplies and raw materials; Interest and foreign currency exchange rate fluctuations and changes in local government regulations; Competition and industry capacity and production rates; Ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; Our ability to borrow or refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; Changes in the value of goodwill or intangible assets; Our ability to achieve stated synergies or cost savings from acquisitions or divestitures; The number of personal injury claims filed against the company or the degree of liability; Uncertainties with respect to our estimation of asbestos liability exposures, third party recoveries, and net cash flow; Our ability to effect restructuring and cost reduction programs and realize savings from such actions; Government regulations and compliance therewith, including compliance with and costs associated with new Dodd-Frank legislation; Changes in technology; Intellectual property matters; Governmental investigations; Potential future employee benefit plan contributions and other employment and pension matters; Contingencies related to actual or alleged environmental contamination, claims and concerns; Changes in generally accepted accounting principles; Other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED INCOME STATEMENTS (In millions, except per share) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$2,643	$2,640	$7,960	$7,865

Costs of revenue	1,875	1,880	5,693	5,676
Selling, general and administrative expenses	396	381	1,149	1,147
Research and development expenses	60	58	183	168
Asbestos-related costs, net	341	223	368	224
Restructuring and asset impairment charges, net	3	9	30	40
Total costs and expenses	2,675	2,551	7,423	7,255

Operating (loss) income	(32)	89	537	610
Interest expense	26	25	74	74
Interest income	3	14	14	22
Miscellaneous (income) expense, net	(7)	3	1	9
(Loss) income from continuing operations before income tax expense	(48)	75	476	549
Income tax (benefit) expense	(60)	11	94	101
Income from continuing operations	12	64	382	448
Income (loss) from discontinued operations, net of tax	133	(5)	147	(3)
Net income	$145	$59	$529	$445

Earnings (Loss) Per Share
Basic:
Continuing operations	$0.07	$0.35	$2.08	$2.46
Discontinued operations	0.72	(0.03)	0.80	(0.02)
Net Income	$0.79	$0.32	$2.88	$2.44
Diluted:
Continuing operations	$0.07	$0.35	$2.06	$2.44
Discontinued operations	0.71	(0.03)	0.80	(0.02)
Net Income	$0.78	$0.32	$2.86	$2.42

Average common shares — basic	184.1	182.7	183.8	182.4
Average common shares — diluted	185.3	184.3	185.2	183.7

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (In millions) (Unaudited)

	September 30,	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$912	$1,216
Receivables, net	1,911	1,754
Inventories, net	942	802
Current Assets of Discontinued Operations	-	141
Deferred income taxes	231	232
Other current assets (a)	262	206
Total current assets	4,258	4,351

Plant, property and equipment, net	1,149	1,050
Deferred income taxes	816	583
Goodwill	4,271	3,788
Other intangible assets, net	783	501
Asbestos-related assets	905	604
Other non-current assets	278	252
Total assets	$12,460	$11,129

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$1,269	$1,273
Accrued expenses (b)	1,074	1,020
Accrued taxes	59	103
Short-term debt and current maturities of long-term debt	279	75
Postretirement benefits	73	73
Current Liabilities of Discontinued Operations	-	44
Deferred income taxes	38	36
Total current liabilities	2,792	2,624

Postretirement benefits	1,763	1,788
Long-term debt	1,364	1,431
Asbestos-related liabilities	1,512	867
Other non-current liabilities	700	541
Total liabilities	8,131	7,251

Shareholders' equity	4,329	3,878
Total liabilities and shareholders' equity	$12,460	$11,129

(a)	Includes asbestos-related assets of $105 for 2010 and $62 for 2009.
(b)	Includes asbestos-related liabilities of $116 for 2010 and $66 for 2009.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In millions) (Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Operating Activities Net income	$529	$445
Less: Income (loss) from discontinued operations	147	(3)
Income from continuing operations	382	448

Adjustments to income from continuing operations:
Depreciation and amortization	214	214
Stock-based compensation	23	23
Asbestos-related costs, net	368	224
Restructuring and asset impairment charges, net	30	40
Payments for restructuring	(50)	(62)
Contributions to pension plans	(13)	(52)
Change in receivables	(105)	178
Change in inventories	(40)	12
Change in accounts payable and accrued expenses	40	73
Change in accrued and deferred taxes	(209)	(33)
Change in other assets	(4)	(92)
Change in other liabilities	5	59
Other, net	13	16
Net Cash — Operating Activities	654	1,048

Investing Activities Capital expenditures	(174)	(140)
Acquisitions, net of cash acquired	(994)	(34)
Proceeds from sale of assets and businesses	250	13
Other, net	1	-
Net Cash — Investing Activities	(917)	(161)

Financing Activities Short-term debt, net	206	(1,435)
Long-term debt repaid	(71)	(21)
Long-term debt issued	1	992
Proceeds from issuance of common stock	17	5
Dividends paid	(176)	(109)
Tax impact from stock-based compensation	3	-
Other, net	4	4
Net Cash — Financing Activities	(16)	(564)

Exchange rate effects on cash and cash equivalents	(27)	53

Cash from (used for) discontinued operations:
Operating Activities	2	7

Net change in cash and cash equivalents	(304)	383
Cash and cash equivalents — beginning of year	1,216	965
Cash and Cash Equivalents — end of period	$912	$1,348

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance metrics including sales and revenues, segment operating income and margins, earnings per share, orders growth, and backlog, among others, in connection with its management of our business. In addition, we consider the following non-GAAP measures to be key performance indicators for purposes of this REG-G reconciliation:

Organic Sales and Revenues defined as reported GAAP sales and revenues excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. The Company believes that Organic Sales and Revenues provide a useful measure of the operation's underlying revenue performance after adjusting for foreign exchange, acquisitions and divestitures that may impact comparability. The Company utilizes Organic Sales and Revenues to measure, evaluate and manage the Company's revenue performance. The Company's definition of Organic Sales and Revenue may not be comparable to similar measures utilized by other companies.

Organic Orders are Non-GAAP performance measures that may provide useful information related to the Company's future revenue performance. Organic Orders exclude the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company's definition of Organic Orders may not be comparable to similar measures utilized by other companies.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as reported GAAP Income from Continuing Operations and reported GAAP Diluted Earnings Per Share, adjusted to exclude Special items. Special items that may include, but are not limited to, unusual and infrequent non-operating items and non-operating tax settlements or adjustments related to prior periods. These items are not a substitute for GAAP measures. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. The Company uses Adjusted Income from Continuing Operations and Adjusted EPS to measure, evaluate and manage the Company. The Company believes that results excluding Special Items provide a useful analysis of ongoing operating trends. The Company's definitions of Adjusted Income from Continuing Operations and Adjusted EPS may not be comparable to similar measures utilized by other companies.

Free Cash Flow is defined as GAAP Net Cash - Operating Activities less Capital Expenditures and other Special Items. Free Cash Flow should not be considered a substitute for income or cash flow data prepared in accordance with GAAP. The Company's definition of Free Cash Flow may not be comparable to similar measures utilized by other companies. Management believes that Free Cash Flow is an important measure of performance and it is utilized as one measure of the Company's ability to generate cash. Note that due to other financial obligations and commitments, the entire Free Cash Flow amount may not be available for discretionary purposes.

Management believes that the above metrics are useful to investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations and our management of assets held from period to period. These metrics, however, are not a measure of financial performance under GAAP and should not be considered a substitute for sales and revenue growth (decline), or cash flows from operating, investing and financing activities as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Third Quarter 2010 & 2009

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
					Acquisition /	FX
	Revenue	Revenue		% Change	Divestitures	Contribution	Change	% Change
	3M 2010	3M 2009	2010 vs. 2009	2010 vs. 2009	3M 2010	3M 2010	Adj. 10 vs. 09	Adj. 10 vs. 09

ITT Corporation - Consolidated	2,643	2,640	3	0%	(88)	34	(51)	-2%

Defense & Information Solutions	1,366	1,509	(143)	-9%	(1)	1	(143)	-9%
Electronic Systems	556	642	(86)	-13%	0	1	(85)	-13%
Geospatial Systems	257	289	(32)	-11%	(1)	0	(33)	-11%
Information Systems	558	586	(28)	-5%	0	0	(28)	-5%

Fluid Technology	920	826	94	11%	(87)	18	25	3%
Industrial Process	167	172	(5)	-3%	(3)	(1)	(9)	-5%
Residential and Commercial Water Group	279	275	4	1%	0	8	12	4%
Water & WasteWater	490	395	95	24%	(84)	12	23	6%

Motion & Flow Control	360	307	53	17%	0	15	68	22%
Motion Technologies	132	121	11	9%	0	12	23	19%
Interconnect Solutions	109	81	28	34%	0	2	30	37%
Control Technologies	70	60	10	17%	0	0	10	17%
Flow Control	50	47	3	7%	0	1	4	9%

					Acquisition	FX
	Orders	Orders	Change	% Change	Contribution	Contribution	Change	% Change
	3M 2010	3M 2009	2010 vs. 2009	2010 vs. 2009	3M 2010	3M 2010	Adj. 10 vs. 09	Adj. 10 vs. 09

Defense & Information Solutions	1,535	1,225	310	25%	(1)	2	311	25%

Fluid Technology	934	823	111	13%	(85)	17	43	5%

Motion & Flow Control	362	315	47	15%	0	16	63	20%

Total Segment Orders	2,826	2,357	469	20%	(86)	35	418	18%

Note: Excludes intercompany eliminations.

ITT Corporation
Segment Operating Income & OI Margin
Third Quarter of 2010 & 2009

($ Millions)

	Q3 2010	Q3 2009%
	As Reported	As Reported	Change 10 vs. 09

Revenue:
Defense & Information Solutions	1,366	1,509	-9.5%
Fluid Technology	920	826	11.4%
Motion & Flow Control	360	307	17.3%
Intersegment eliminations	(3)	(2)	50.0%
Total Revenue	2,643	2,640	0.1%

Operating Margin:
Defense & Information Solutions	13.0%	13.3%	(30)	BP
Fluid Technology	12.6%	13.1%	(50)	BP
Motion & Flow Control	12.5%	13.0%	(50)	BP
Total Operating Segments	12.8%	13.2%	(40)	BP

Income:
Defense & Information Solutions	178	200	-11.0%
Fluid Technology	116	108	7.4%
Motion & Flow Control	45	40	12.5%
Total Segment Operating Income	339	348	-2.6%

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter of 2010 & 2009

($ Millions, except EPS and shares)

									Change	Percent Change
	Q3 2010	Q3 2010		Q3 2010	Q3 2009	Q3 2009		Q3 2009	2010 vs. 2009	2010 vs. 2009
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	339			339	348			348

Interest Income (Expense)	(23)	-		(23)	(11)	(11)	#C	(22)
Other Income (Expense)	(1)	-		(1)	(3)	-		(3)
Gain on sale of Assets	8	-		8	-	-		-
Corporate (Expense)	(371)	330	#A	(41)	(259)	210	#A	(49)

Income (loss) from Continuing Operations before Tax	(48)	330		282	75	199		274

Income Tax Expense (Benefit)	60	(142)	#B	(82)	(11)	(75)	#D	(86)

Income from Continuing Operations	12	188		200	64	124		188

Diluted EPS from Continuing Operations	0.07	1.01	#E	1.08	0.35	0.67	#E	1.02	$0.06	5.9%

#A - Adjustment to estimated cost of Asbestos claims, both pending and those to be filed in the next 10 years, relating to the annual 2010 assessment and the initial 2009 assessment.
#B - Tax benefit related to Asbestos adjustment and Sale of CAS Discontinued Operations partially offset by net expense associated with tax audit settlements and adjustments related to prior periods.
#C - Interest refund related to prior year tax settlement.
#D - Tax benefit primarily related to the above asbestos claims.

#E Diluted EPS from Continuing Operations
Asbestos Adjustment		1.10				0.71
CAS (continuing ops) after-tax gain		(0.12)				-
Prior year tax settlements and other tax items		0.03				(0.04)
Adjustments to EPS from Continuing Operations		1.01				0.67

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Free Cash Flow
Third Quarter of 2010 & 2009

($ Millions)

	9M 2010	9M 2009

Net Cash - Operating Activities	654	1,048

Capital Expenditures	(174)	(140)

Free Cash Flow	480	908

Income from Continuing Operations	382	448

Free Cash Flow Conversion	126%	203%

Non-Cash Special Items	224	73

Income from Continuing Operations, Excluding
Non-Cash Special Tax Items	606	521

Adjusted Free Cash Flow Conversion	79%	174%

ITT Corporation
Debt Coverage Ratios 2010 & 2009
($ Millions)

	September 30, 2010	December 30, 2009

Net Debt/Net Capitalization	14.4%	7.0%
Total Debt/Total Capitalization	27.5%	28.0%

Short Term Debt	279	75
Long Term Debt	1,364	1,431
Total Debt	1,643	1,506
Cash & Cash equivalents	912	1,216
Net Debt	731	290

Total Shareholders' Equity	4,329	3,878
Net Debt	731	290
Net Capitalization	5,060	4,168

CONTACT:
ITT Corporation
Jenny Schiavone, +1-914-641-2160
jennifer.schiavone@itt.com